Exhibit 99.1

Pine Island Acquisition Corp. Announces Receipt of Continued Listing Notice from NYSE Relating to the Impact of Recent SEC Guidance on Accounting for Warrants

Fort Lauderdale, Florida, May 28, 2021 — Pine Island Acquisition Corp. (the “Company”) announced today that it received a non-compliance notice from the New York Stock Exchange (the “NYSE”) relating to the Company’s delay in filing its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 as it seeks to comply with recently issued guidance by the Securities and Exchange Commission (“SEC”) related to the accounting treatment of warrants. This notice from NYSE has no effect on the listing of Company’s securities on the NYSE. Given the scope of the valuation process for calculating the fair value of the Warrant liabilities described below in accordance with the SEC Staff Statement, the Company is not in a position to file the Q1 2021 Form 10-Q until after the completion of this process. The Company continues to work diligently to complete the Q1 2021 Form 10-Q as soon as possible.

On April 12, 2021, the staff of the SEC issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (“SPACs”) (the “SEC Staff Statement”), which clarified guidance for all SPACs regarding the accounting and reporting for their warrants. The immediacy of the effective date of the new guidance set forth in the SEC Staff Statement has resulted in a significant number of SPACs re-evaluating the accounting treatment for their warrants with their professional advisors, including auditors and other advisors responsible for assisting SPACs in the preparation of financial statements. The Company concluded that, based on the SEC Staff Statement, its warrants should be classified as liabilities measured at fair value, with subsequent changes in fair value recorded in the Company’s Statement of Operations each reporting period.

The NYSE informed the Company that, under NYSE rules, the Company will have six months from May 25, 2021 to file the Q1 2021 Form 10-Q with the SEC. The Company can regain compliance with the NYSE listing standards at any time prior to that date by filing its Q1 2021 Form 10-Q. If the Company does not file the Q1 2021 Form 10-Q before the NYSE’s compliance deadline, the NYSE may grant, at its sole discretion, an extension of up to six additional months for the Company to regain compliance, depending on the specific circumstances.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC, and subsequent reports filed with the SEC, as amended from time to time. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

ir@pineislandac.com